Exhibit 4.1

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                           CERTIFICATE OF DESIGNATION
                                       OF
                              STARBASE CORPORATION

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

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                            SERIES D PREFERRED STOCK


         StarBase Corporation, a Delaware corporation (the "Corporation"), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board") by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article 4 of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Corporation consisting of 1,200,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

         1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall be designated "Series D Preferred Stock" and the authorized number of shares constituting such series shall be 1,200,000. The par value of the Series D Preferred Stock shall be $0.01 per share.

         2. NO DIVIDEND RIGHTS. The holders of the Series D Preferred Stock shall not be entitled to receive any dividends.

         3. RANKING. The Series D Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, (i) rank senior to any of the Common Stock and any other class or series of stock of the Corporation which by its terms shall rank junior to the Series D Preferred Stock, and (ii) rank on a parity with any other class or series of stock of the Corporation which by its terms shall rank on a parity with the Series D Preferred Stock. No approval of the holders of Series D Preferred Stock shall be required for the authorization or issuance of any shares of any class or series of stock of the Corporation, whether ranking junior to or on a parity with the Series D Preferred Stock.

         4.       PREFERENCE ON LIQUIDATION.

                  (a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

                           (i) The holders of Series D Preferred Stock shall be
entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other class or series of stock of the Corporation by reason of their ownership of the Common Stock or any stock ranking junior to the Series D Preferred Stock in respect of liquidation rights, an amount for each share of Series D Preferred Stock then held by them, equal to $1.25, appropriately

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adjusted  for any  combinations,  consolidations  or  stock  distributions  with respect to such shares (hereinafter such amount shall be referred to as the "Series D Preference Amount"). If upon occurrence of such event of liquidation, dissolution or winding up, the assets and property legally available to be distributed among the holders of the Series D Preferred Stock and to holders of any stock ranking as to liquidation on a parity with the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the Series D Preference Amount, then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and such parity stock.

                           (ii) After  payment  has been made to the  holders of
the Series D Preferred Stock of the full amounts to which they shall be entitled pursuant to Section 4(a)(i) above, all remaining assets available for distribution, if any, shall be distributed, ratably among the holders of the Preferred Stock ranking junior to the Series D Preferred Stock and the Common Stock based upon the number of outstanding shares of Common Stock then held.

                  (b) For purposes of this paragraph 4, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation. The valuation of any securities or other property other than cash received by the Corporation in any transaction covered by this subparagraph 4(b) shall be computed at the fair value thereof at the time of receipt as determined in good faith by the Board of Directors.

                  (c) The holders of Series D Preferred Stock shall have no priority or preference with respect to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

         5. VOTING RIGHTS. Except as otherwise provided by law, the holders of the Series D Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Corporation or for any other purpose.

         6. CONVERSION RIGHTS.

                  (a) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series D Preferred Stock or Common Stock, into Common Stock as more fully described below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series D Preferred Stock may be converted shall be determined by dividing the Series D Preference Amount by the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined). No shares of Series D Preferred Stock may be converted prior to the sixtieth (60th) day after the date of first issuance of Series D Preferred Stock. At any time after the sixtieth (60th) day after the first issuance date of Series D Preferred Stock through the ninetieth (90th) day after the first issuance date of Series D Preferred Stock, the holder may convert, at its option and on a cumulative basis, one-third (1/3) of the outstanding shares of Series D Preferred Stock, from the ninety-first (91st) day through the one hundred twentieth (120th) day after the first issuance date of Series D Preferred Stock an additional one-third (1/3) of the outstanding shares of Series D Preferred Stock, and thereafter the balance of the outstanding shares of Series D Preferred Stock. Notwithstanding the foregoing to the contrary, the Purchaser may convert shares of Series D Preferred Stock prior to the dates and in excess of the amounts set forth in this Section 6(a) with the prior written consent of the Company.

                  (b) For purposes of this paragraph 6, (i) "Conversion Price" means the lesser of (A) a price equal to 90% of the average closing bid prices of the Common Stock as quoted on Nasdaq SmallCap Market for the five-day trading period ending on the day before the Conversion Date or (B) $1.25; and (ii) "Conversion Date" means the date upon which the holder delivers the notice of

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conversion to the Corporation or any transfer agent for Series D Preferred Stock or Common Stock or the second anniversary of the issuance of the outstanding Series D Preferred Stock, whichever is earlier. In the event there is a period in which the Series D Preferred Stock is not convertible into Common Stock (a "Blackout Period"), at the time conversion is permissible, clause (A) of the Conversion Price shall be based on the five (5) lowest closing bid prices reported during such Blackout Period, if the holder elects to convert on the day after the Blackout Period.

                  (c) Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Conversion Price for each such share upon the second anniversary of the issuance date of the outstanding Series D Preferred Stock.

                  (d) No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Conversion Date, as determined by the Corporation's Board of Directors. Before any holder of Series D Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of any transfer agent for the Series D Preferred Stock or Common Stock, and shall give written notice, by facsimile or delivery to the Corporation at such office that the holder elects to convert the same, with a copy by facsimile or delivery to the transfer agent c/o American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, Attn.: Herbert Lemmer and the Corporation's counsel c/o Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, NY 10036, Attn: Martin Eric Weisberg, Esq.; PROVIDED, HOWEVER, that in the event of an automatic conversion pursuant to subparagraph 6(c) the outstanding shares of all Series D Preferred Stock, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series D Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                  (e) The Corporation shall, within 2 business days after such delivery, or after such agreement and indemnification, issue at such office to such holder of Series D Preferred Stock (and deliver forthwith thereafter), a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid and a check payable to the holder, or order, in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and a certificate for any shares of Series D Preferred Stock not so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, or in the case of automatic conversion on the date of the event causing such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (f) In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series D Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such distribution or right, and the amount and character of such distribution or right.

                  (g) Upon any conversion of Series D Preferred Stock pursuant to this Section 6, the shares of Series D Preferred Stock which are converted shall not be reissued. Upon conversion of all of the then outstanding Series D Preferred Stock pursuant to this Section 6 and upon the taking of any action required by law, all matters set forth in this Certificate of Designation shall be eliminated from the Certificate of Incorporation, shares of Series D Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall revert to the status of authorized and unissued shares of Preferred Stock.

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                  (h) Any notices  required by the  provisions of this Section 6 to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, first class, postage prepaid and addressed to each holder of record at its address appearing on the books of the Corporation.

         7. ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price is subject to adjustment from time to time as follows:

                  (a) If at any time, while any shares of Series D Preferred Stock are outstanding and not converted, there shall be (i) a reorganization (other than a combination, reclassification exchange or subdivision of shares otherwise provided for in Section 7(b)), (ii) a merger or consolidation of the Corporation with or into another corporation in which the Corporation is not the surviving person, or a reverse triangular merger in which the Corporation is the surviving person but the shares of the Corporation's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of cash, securities or otherwise, or (iii) a sale or transfer of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder shall thereafter be entitled to receive upon conversion of any shares of Series D Preferred Stock, during the period in accordance with this Certificate of Designation, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer which a holder of the shares deliverable upon conversion of any shares of Series D Preferred Stock, would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the shares of Series D Preferred Stock, had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 7. The foregoing provisions of this Section 7(a) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation which are at the time receivable upon the conversion of any shares of Series D Preferred Stock. If the per share consideration payable to the holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Corporation's Board of Directors, whose determination shall be final and binding. In all events, appropriate adjustment (as determined in good faith by the Corporation's Board of Directors) shall be made in the application of the provisions of the Series D Preferred Stock with respect to the rights and interests of the holder after the transaction, to the end that the rights of a holder of Series D Preferred Stock shall be applicable after that event, as nearly as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of any shares of Series D Preferred Stock.

         (b) If the Corporation, at any time while any shares of Series D Preferred Stock remain outstanding and not converted, shall by reclassification of securities or otherwise, change any of the securities as to which conversion rights under the Series D Preferred Stock exist into the same or a different number of securities of any other class or classes, the Series D Preferred Stock shall thereafter represent the right to convert into such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the conversion rights under the Series D Preferred Stock immediately prior to such reclassification or other change and the Conversion Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 7.

         (c) If while any shares of the Series D Preferred Stock remain outstanding and not converted the holders of the securities as to which conversion rights under the Series D Preferred Stock exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Corporation by way of dividend, then and in each case, the Series D Preferred Stock shall represent the right to acquire, in addition to the number of shares of the security receivable upon conversion of the Series D Preferred Stock, the amount of such other or additional stock or other securities or property (other than cash) of the Corporation which such holder would hold on the date of such conversion had it been the holder of record of the security receivable upon conversion of the Series D Preferred Stock on January 8, 1998 and had thereafter, during the period from January 8, 1998 to and including the

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date of such exercise,  retained such shares and/or all other  additional  stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 7.

         (d) Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request, at any time, of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred Stock.

         (e) The Corporation will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders against impairment.

         (f) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series D Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series D Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder authorizations), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series D Preferred Stock at the time outstanding.

         8.       CALL AND REDEMPTION

                  (a) In lieu of converting into Common Stock, the Corporation will have the option of partially or fully paying cash to the holders of Series D Preferred Stock so that the holders will realize the "full economic value" being the cash amount the holder would derive from converting the Series D Preferred Stock and selling the Common Stock at the closing ask price on the conversion date (or in the case of (b) below, the redemption date) with no transaction fees. The Corporation agrees to notify the purchaser, in writing, at least ten trading days in advance of any time period in which it intends to exercise this option.

                  (b) The Corporation may redeem the Series D Preferred Stock upon 10 days prior written notice at a 10% premium above the full economic value at the time of notice; PROVIDED, that if the holder has delivered a Notice of Conversion to the Corporation, the shares of Series D Preferred Stock designated to be converted may not be redeemed by the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its Chairman, and attested by its Assistant Secretary, this 8th day of January 1998.

                                           StarBase Corporation


                                           By: /S/ WILLIAM R. STOW, III
                                               -------------------------
                                                  William R. Stow, III
                                                  Chairman
Attest:

By:   /S/ DOUGLAS S. NORMAN
   -------------------------
     Douglas S. Norman
     Assistant Secretary


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